Exhibit 99.1

                                  News Release

June 28, 2000                           Symbols: WIZ - CDNX
                                                 WIZZF - OTC BB

WSI INTERACTIVE CEO THEO SANIDAS TO BE FEATURED
ON INTERNET BROADCAST AND RADIO SHOW

WSi Interactive Corporation is pleased to announce CEO of WSi Interactive Theo Sanidas will be featured on a Web Broadcast on Thursday the 29th of June 2000 at 1:00 PM Pacific Standard Time. Charterbridge Financial Group, Inc. are the hosts of the broadcast. This interview will not be broadcast live, but will be taped and replayed at 1:00 PM Pacific time on each of June 30, July 05 & 06.

Arrangements are also being made to have the interview archived on the WSi Fan Club site located at www.stockclubz.com/wiz. Shareholders and interested parties are invited to go to Charterbridge Financial's site, at www.charterbridge.net and click on the LISTEN LIVE button to hear the interview on the above dates.

Listeners are encouraged to have WinAmp Player installed on their computer in order to hear this broadcast. It can be downloaded from www.winamp.com/getwinamp.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

To receive information on WSi by e-mail or fax, please forward your Internet address/fax # to

info@ws-i.com/fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.